Exhibit 5.1

October 23, 2025

SINTX Technologies, Inc.

1885 West 2100 South

Salt Lake City, UT 84119

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SINTX Technologies, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer for resale of an aggregate of 1,741,539 shares of common stock, par value $0.01 per share of the Company(“Common Stock”), consisting of (i) 1,649,147 shares of Common Stock issuable upon the exercise of common warrants (the “Common Warrants,” and the shares of Common Stock underlying the Common Warrants, the “Common Warrant Shares”), with an exercise price of $4.79 per share, and (ii) placement agent warrants to purchase an aggregate of up to (a) 82,457 shares of Common Stock at an exercise price of $4.3844 per share and (b) 9,935 shares of Common Stock at an exercise price of $4.3125 per share (the “Placement Agent Warrants” and the shares of Common Stock underlying the Placement Agent Warrants, the “Placement Agent Warrant Shares”), issued to the placement agent in the Private Placement (as defined below), with an exercise price of $4.3125 per share.

The Common Warrants and Placement Agent Warrants are collectively referred to as the “Warrants,” and the Common Warrant Shares and Placement Agent Warrant Shares are collectively referred to as the “Warrant Shares.” The Warrants were issued in a private placement (the “Private Placement”) pursuant to an inducement letter dated September 8, 2025.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company, or that the consideration paid upon exercise of the Warrants is below the par value per share of the Common Stock.

Based on the foregoing, we are of the opinion that:

1.	Upon due exercise of the Common Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the Common Warrants, the Common Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

2.	Upon due exercise of the Placement Agent Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the Placement Agent Warrants, the Placement Agent Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DPL/DFM